Exhibit 10.3

LETTER OF INTENT TO PURCHASE

October 31,2024

Matchpoint Connection
J. Brian Oliver, brianoliver@matchpointconnection.com

Dear Mr. Oliver,

This Letter of Intent (the "Letter") is for the purpose of setting forth the general understanding that has been discussed relating to the acquisition of Matchpoint Connection, LLC (the "Seller") by Scepter Holdings Inc (the"Buyer"), collectively "The Parties"

This Letter outlines the general terms and conditions to be included in the prospective definitive Purchase Agreement (the "Purchase Agreement") with such other representations, warranties, conditions, covenants, indemnities and other terms that The Parties may agree upon.

The Parties agree that their mutual interest is to bring about the successful conclusion of the transaction.

The Parties agree and warrant that they will negotiate the terms of the Purchase Agreement in good faith during the period set forth below.

PURCHASE PRICE

1. $3,000,000, Debt is paid off with Seller's 2024 cash flow
2. Paid 100% stock in restricted Buyer's Stock

ADDITIONAL CONSIDERATIONS

Subject To Negotiation And Overall Performance

1. Forward tech budgeted at $240,000/year
2. Salaries set to $100,000 for current employees, with $50k/per employee bonus if company hits $750k in profit in 2025
3. Increases in compensation for the following years tied to an increase in net profit, for example;

¬ $1.5mm in profit = $150k base + bonus
¬ $2.5mm in profit = $250k base + bonus

CONFIDENTIALITY

1. The Seller shall not negotiate, directly or indirectly, with any other party regarding the subject matter of this LOI for a period of 90 days from the date of execution of this letter by both parties.

2. Neither Party is to disclose the contents of this transaction, including any information shared or obtained in accordance with the subject transaction to any person, company or other organization not necessary to fulfill the obligations of the disclosing party as it relates to the proposed transaction, unless instructed to by a court of law, governmental agency or body.

TERMINATION

This Letter will terminate automatically upon the earliest of:
a. The execution of the Purchase Agreement.
b. The mutual written consent of the Buyer and Seller.
c. Failure to enter a Purchase Agreement within the 90 day period, unless the period is extended by written mutual agreement.

GOVERNING LAW AND JURISDICTION

This Agreement and any dispute or claim arising out of or in connection with it or its subject matter shall be governed by and construed in accordance with the Laws of the State of Nevada. Each party agrees that the courts located in Las Vegas, NV Nevada, or the Alterative Dispute Service Providers (Arbitration providers) in the same area, have personal and subject matter jurisdiction and is the proper venue to settle any dispute or claim.

MISCELLANEOUS

1. This Letter constitutes basic understandings and expectations of the Parties, and supersedes and extinguishes previous discussions, correspondence, negotiations, drafts, agreements, promises, assurances, warranties, representations, arrangements, and understandings between

them, whether written or oral, relating to its subject matter. 2. Amendments to this Letter shall not be effective unless it is in writing and signed by or on behalf of each Party.

3. This Letter may be executed in counterparts, each of which shall be considered a duplicate of the original and collectively will constitute the Letter.

4. Headings are used for reference purposes only and shall not affect the meaning, construction or interpretation of any provision of this Letter.

Signatures

If you accept the terms and conditions contained within this Letter, please sign, and return this Letter to the Undersigned.

Kind Regards,

X________________________
J. Brian Oliver, CEO
Matchpoint Connection, LLC
Seller

X________________________
Adam Nicosia, CEO,
Scepter Holdings,
Buyer